Exhibit 99.1

Capmark Completes Sale of European Loan Portfolio to GE Real Estate

SAN MATEO, Calif., April 23, 2008 — Capmark Financial Group Inc. (“Capmark”) announced today that its subsidiaries completed the sale of significant interests in 34 loans in its European loan portfolio to GE Real Estate for a sale price of approximately $896 million.

The sale price represents a loss of approximately $65 million from the valuation of the interests sold in these 34 loans as of Dec. 31, 2007. Capmark intends to use the net proceeds from this sale to repay outstanding debt and for general corporate purposes.

This transaction follows the sale on April 4, 2008 of significant interests in five large loans in Capmark’s European loan portfolio to GE Real Estate for a sale price of approximately $910 million.

Gregory McManus, executive vice president and chief financial officer of Capmark, said, “The completion of this sale combined with the prior sales of European portfolio loans provides us with substantial liquidity for debt reduction and for investment opportunities at attractive risk-adjusted returns.”

About Capmark®:

Capmark is a global, diversified company that provides a broad range of financial services to investors in commercial real estate-related assets.  Capmark has three core businesses: lending and mortgage banking, investments and funds management, and loan servicing.  Capmark operates in North America, Europe and Asia.

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Forward Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, adverse changes in debt and capital markets conditions, which may adversely impact Capmark’s access to capital on acceptable terms or the value or salability of our investment securities or real estate equity investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

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For more information about Capmark, visit www.capmark.com.

Media Contact:	Investor Relations Contact:
Joyce Patterson	Paul Kopsky, Jr.
215-328-3842	215-328-3000
Joyce.Patterson@capmark.com	Investor.relations@capmark.com